================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*


                                   BUCA, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


        COMMON STOCK,                                           117769109
   PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                               (CUSIP NUMBER)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                               Page 1 of 19 Pages

================================================================================


NY2:\875772\02\$RR002!.DOC\34460.0040

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 2 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE PARTNERS II LLC
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             1,437,234
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        1,437,234

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  1,437,234

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   13.3%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           OO
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 3 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE CAPITAL INVESTORS II, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             442,709
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        442,709

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  442,709

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   4.1%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 4 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             144,066
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        144,066

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  144,066

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   1.3%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 5 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE PARTNERS COINVESTMENT, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             75,048
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        75,048

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  75,048

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0.7%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 6 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             6,783
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        6,783

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  6,783

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0.1%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 7 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               BERMUDA

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             96,330
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        96,330

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  96,330

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   0.9%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 8 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE PARTNERS MANAGEMENT LLC
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             692,438
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        692,438

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  692,438

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   6.4%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           OO
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 9 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          CENTRE PARTNERS II, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             683,105
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        683,105

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  683,105

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   6.3%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           PN
------------- --------------------------------------------------- -----------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 19 Pages

------------------------------------ --------------------------------------------            --------------------------------------
CUSIP No.                            117769 10 9                                     13G                              Page 10 of 19
------------------------------------ --------------------------------------------            --------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          STATE BOARD OF ADMINISTRATION OF FLORIDA
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
              ONLY):
------------- ----------------------------------------------------------------------------------------------------- ---------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                            (A) [_]
                                                                                                                            (B) [_]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               FLORIDA

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                               0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                             672,298
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                        672,298

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  672,298

------------- ----------------------------------------------------------------------------------------------------- ---------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                              [-]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   6.2%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:                           OO
------------- --------------------------------------------------- -----------------------------------------------------------------


* SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 19 Pages

ITEM 1.  IDENTITY OF ISSUER

         (a)      The name of the issuer is BUCA, Inc. (the "Issuer").

         (b) The address of the Issuer's principal executive office is 1300 Nicollet Mall, Minneapolis, MN 55403.

ITEM 2.  IDENTITY OF PERSON FILING

         (a)      Reporting Persons:

                  This report is being filed by Centre Partners II LLC ("Centre Partners LLC"), Centre Capital Investors II, L.P. ("CCI II"), Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt"), Centre Partners Coinvestment, L.P. ("Centre Coinvestment"), Centre Parallel Management Partners, L.P. ("Centre Parallel"), Centre Capital Offshore Investors II, L.P. ("Centre Offshore"), Centre Partners Management LLC ("Centre Management"), Centre Partners II, L.P. ("Centre Partners L.P.") and the State Board of Administration of Florida ("State Board of Florida", and, collectively with Centre Partners LLC, CCI II, Centre Tax-Exempt, Centre Coinvestment, Centre Parallel, Centre Offshore, Centre Management and Centre Partners L.P., the "Reporting Persons").


         (b)      Address of Principal Business Office:

                  The principal business office of each of the Reporting Persons (other than Centre Offshore) is c/o Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020. The principal business address of Centre Offshore is c/o Reid Management, Cedar House, 41 Cedar Avenue, Box HM 1179, Hamilton, Bermuda.

         (c)      Citizenship:

                  Centre Partners LLC            --        Delaware
                  CCI II                         --        Delaware
                  Centre Tax-Exempt              --        Delaware
                  Centre Coinvestment            --        Delaware
                  Centre Parallel                --        Delaware
                  Centre Offshore                --        Bermuda
                  Centre Management              --        Delaware
                  Centre Partners L.P.           --        Delaware
                  State Board of Florida         --        Florida

         (d) This report covers the Issuer's common stock, par value $.01 per share (the "Common Stock").


                              Page 11 of 19 Pages

         (e)      The CUSIP number of the Common Stock is 117769 10 9.

ITEM 3.

           Not Applicable.

ITEM 4. OWNERSHIP

           (a) - (c)       See the responses to Items 5-9 and 11 on each of
                           pages 2-10 hereof for ownership information with respect to each Reporting Person.

           Centre Partners LLC is the general partner of Centre Coinvestment and Centre Parallel and the general partner of the general partner of CCI II, Centre Tax-Exempt and Centre Offshore, which are the holders of record of the following amounts of Common Stock:

                                                              Common Stock
                                                              ------------

Centre Coinvestment                                                75,048

CCI II                                                            442,709

Centre Tax-Exempt                                                 144,066

Centre Offshore                                                    96,330

Centre Parallel                                                     6,783
                                                              -----------
                                       TOTAL                      764,936
                                                              ===========


         In addition, pursuant to certain investment management arrangements, Centre Partners LLC has been delegated voting and dispositive power with respect to the 672,298 shares of Common Stock owned by the State Board of Florida. Thus, Centre Partners LLC may be deemed to beneficially own and have voting and dispositive power over a total of 1,437,234 shares of Common Stock.

         Centre Partners L.P. is the general partner of Centre Offshore, Centre Tax-Exempt and CCI II, which are the holders of record of the following amounts of Common Stock:




                              Page 12 of 19 Pages

                                                            Common Stock
                                                            ------------

CCI II                                                           442,709

Centre Offshore                                                   96,330

Centre Tax-Exempt                                                144,066
                                                           -------------
                                         TOTAL                   683,105
                                                           =============


         Thus, Centre Partners L.P. may be deemed to beneficially own and have voting and dispositive power over a total of 683,105 shares of Common Stock.

         Pursuant to a Management Agreement, Centre Management has been delegated voting and dispositive power with respect to shares owned by CCI II, Centre Offshore and Centre Tax-Exempt, which are the holders of record of the following amounts of Common Stock:

                                                              Common Stock
                                                              ------------

CCI II                                                             442,709

Centre Offshore                                                     96,330

Centre Tax-Exempt                                                  144,066
                                                             -------------
                                           TOTAL                   683,105
                                                             =============


         Thus, Centre Management has been delegated voting and dispositive power with respect to a total of 683,105 shares of Common Stock. In addition, options for the purchase of 9,333 shares of Common Stock have been granted to Paul Zepf on behalf of Centre Management.

         Paul Zepf is a Managing Directors of each of Centre Partners LLC and Centre Management. The business address for Mr. Zepf is c/o Centre Partners Management LLC, 30 Rockefeller Plaza, New York, New York, 10020 and he is a citizen of the United States.

         Mr. Zepf disclaims any beneficial ownership of any of the shares of Common Stock and options to purchase Common Stock reported herein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.



                              Page 13 of 19 Pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10. CERTIFICATION

           Not applicable.






                              Page 14 of 19 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     February 14, 2000

                               CENTRE PARTNERS II LLC

                               By: /s/ Paul Zepf
                                   --------------------------------------
                                   Paul Zepf, Managing Director


                               CENTRE CAPITAL INVESTORS II, L.P.
                               CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.
                               CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                               By: Centre Partners II, L.P., as its
                                   General Partner

                               By: Centre Partners Management LLC,
                                   as Attorney-in-fact


                                   By: /s/ Paul Zepf
                                       -----------------------------------
                                       Paul Zepf, Managing Director


                               CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.
                               CENTRE PARTNERS COINVESTMENT, L.P.

                               By: Centre Partners II LLC, as its
                                   General Partner

                                   By: /s/ Paul Zepf
                                       ------------------------------------
                                       Paul Zepf, Managing Director


                               CENTRE PARTNERS MANAGEMENT LLC

                               By: /s/ Paul Zepf
                                   ----------------------------------------
                                   Paul Zepf, Managing Director


                               CENTRE PARTNERS II, L.P.

                               By: Centre Partners Management LLC,
                                   as Attorney-in-fact

                                   By: /s/ Paul Zepf
                                       ------------------------------------
                                       Paul Zepf, Managing Director



                              Page 15 of 19 Pages

                               STATE BOARD OF ADMINISTRATION OF FLORIDA

                               By: Centre Parallel Management Partners, L.P.,
                                   as Manager

                               By: Centre Partners Management LLC,
                                   as Attorney-in-fact

                                   By: /s/ Paul Zepf
                                       --------------------------------------
                                       Paul Zepf, Managing Director











                              Page 16 of 19 Pages

                                  EXHIBIT INDEX

Exhibit                                                                 Page No.
-------                                                                 --------

   A.         Agreement relating to the filing of a joint statement
              as required by Rule 14d-1(f) under the Securities
              Exchange Act of 1934, as amended.                            18


















                              Page 17 of 19 Pages